Exhibit 99.1

FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

Alimera Sciences Terminates Equity Purchase Agreement

ATLANTA, November 13, 2019 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, announces that it has terminated its $20.0 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), effective November 12, 2019.

“After assessing our expectations for the remainder of this year and plans for 2020, we have made the decision to terminate our equity purchase agreement. Having completed the third quarter of 2019 at an annualized revenue run rate in excess of $50 million, we believe we have sufficient cash on hand to fund our operations throughout 2020” said Rick Eiswirth, president and CEO of Alimera. “Currently we believe that our common stock is significantly undervalued and we have no plans to issue equity at these levels. We continue to expand the usage of ILUVIEN both domestically and internationally and believe the best course of action is to continue to execute this plan without further dilution to our stockholders at this time. We appreciate the commitment from LPC and their initial investment of $1.0 million.”

Other than the initial investment, Alimera has not requested any additional purchases under the agreement.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries include the U.K., Germany, France, Italy, Spain, Portugal, Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czech Republic, the Netherlands, and Luxembourg. The regulatory process is now in the national phase in which the European member states have finalized or are expected to finalize the label for the new indication to meet each country’s local requirements. Timeline to this goal varies by each country. ILUVIEN is not approved for treatment of uveitis in the United States.

Forward-Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations that it has sufficient cash on hand to fund its operations throughout 2020, its belief that it has no plans to issue equity at the current trading price of its common stock, its expectations regarding its expansion of the usage of ILUVIEN both domestically and internationally and its belief that the best course of action is to continue to execute this plan without further dilution to its stockholders at this time. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change them, and could cause actual results to differ materially from those projected in the forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, (a) a slowdown or reduction in Alimera’s sales in due to a reduction in end user demand, unanticipated competition, regulatory issues, or other unexpected circumstances; and (b) other factors discussed in the “Special Note Regarding Forward-Looking Statements and Projections,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, which are on file with the Securities and Exchange Commission and available on its website at http://www.sec.gov.